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                                                                     EXHIBIT 5.1


                       [FOULSTON SIEFKIN LLP LETTERHEAD]


                                  July 1, 2002




Total Entertainment Restaurant Corp.
9300 East Central Avenue, Suite 100
Wichita, Kansas  67206


         RE:      Registration Statement - File No.
                  Total Entertainment Restaurant Corp.
                  2,000,000 Shares, Common Stock
                  (Par Value $0.01 Per Share)

Dear Sirs:

         In connection with the proposed public offering of 2,000,000 shares of Total Entertainment Restaurant Corp. (the "Company") Common Stock, par value $0.01 per share (the "Stock"), we have examined the Company's Certificate of Incorporation, by laws, corporate records and proceedings and the above-described Registration Statement (the "Registration Statement") with respect to:

         1.     The organization of the Company;

         2. The legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, form and validity, and full payment and nonassessability of the Stock.

         Based upon such examination, we are of the opinion:

         a. That the Company is duly organized and validly existing in good standing under the laws of the State of Delaware;

         b. That the 520,000 shares of Stock being registered for offer and sale by the Selling Stockholders (as identified and defined in the Registration statement have been duly authorized and are validly issued, fully paid and nonassessable, and that when the 1,480,000 shares of Common Stock being registered for offer and sale by the Company (together with up to 300,000 shares subject to an option in favor of the underwriters to cover over-allotments, if any) are issued and delivered by the Company and paid for as contemplated in the Registration

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Total Entertainment Restaurant Corp.
July 1, 2002
Page 2



Statement and the underwriting agreement filed as an exhibit to the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent (1) to be named in the Registration Statement, and in the Prospectus which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the sale of Stock covered by the Registration Statement, and (2) to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                                     Very truly yours,

                                                     /s/ FOULSTON SIEFKIN LLP

                                                     FOULSTON SIEFKIN LLP